Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-289215, 333-82202, 333-87338, 333-204446, 333-260592) on Form S-8, the Registration Statement (No. 333-283475) on Form S-3 and the Registration Statement (No. 333-293081) on Form S-4 of Financial Institutions, Inc. of our reports dated March 9, 2026 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Financial Institutions, Inc., appearing in this Annual Report on Form 10-K of Financial Institutions, Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Chicago, Illinois

March 9, 2026